Exhibit 99.1

ENTROPIC COMMUNICATIONS ACQUIRES VATIV TECHNOLOGIES

Acquisition Further Extends Entropic’s Leadership in Connected Home Entertainment

Susan Huberman

VP, Corporate Communications

858/768-3711

susan.huberman@entropic.com

Richard L. Tso

Global Fluency

650/433-4153

rtso@globalfluency.com

San Diego, CA, April 4, 2008 — Entropic Communications, Inc. (Nasdaq: ENTR), a leading provider of silicon solutions to enable connected home entertainment, today announced that it has acquired substantially all of the assets of Vativ Technologies, Inc., a San Diego-based, privately-held fabless semiconductor company specializing in innovative high-bandwidth, advanced digital signal processing solutions. In connection with the asset purchase, Entropic has hired 17 employees from Vativ, including 15 engineers.

The Vativ Technologies acquisition is synergistic with Entropic’s focus on connected home entertainment. Vativ has successfully developed advanced solutions for HD and digital TV applications. The company has a solid intellectual property portfolio and a High Definition Multimedia Interface (HDMI) product family that boasts a robust feature set, superior performance and cost advantages. According to the research firm In-Stat, the HDMI device market is expected to grow from 80 million units shipped in 2006 to approximately 485 million units shipped in 2011, a 43% compound annual growth rate. Now, as part of Entropic Communications, the HDMI products will be able to benefit from operational efficiencies, existing customer relationships and synergistic technical competencies.

In addition, Vativ has developed a digital signal processing (DSP)-based adaptive equalization capability that delivers superior signal recovery. This building block technology can be applied across a broad range of products and markets, including the digital TV market.

“The Vativ Technologies acquisition brings Entropic a highly experienced and innovative team with core competencies in physical layer, digital signal processing, communication systems and mixed signal, filling some key roles in our hiring plan and enhancing our intellectual property portfolio,” said Patrick Henry, Chairman and CEO of Entropic Communications. “In addition, Vativ’s HDMI product offering is complementary to our tuner product line and their DSP-based adaptive equalization capability provides us with a key building-block technology. This acquisition represents part of our corporate strategy to address adjacent market opportunities within the large and rapidly growing markets for HD video and connected home entertainment.”

“Entropic’s market leading position in the connected home entertainment market makes it an ideal partner for Vativ,” said Tom Tullie, CEO of Vativ. “We’re pleased we are able to combine our resources with the strength of an established company like Entropic.”

“We are enthusiastic about joining forces with Entropic,” said Sreen Raghavan, Vativ’s Founder and Chief Technology Officer. “There are natural synergies between our products, technologies and channels, and Entropic’s capabilities will enhance the product offering, quality and support we can offer our customers.”

The acquisition price of approximately $5.9 million was paid in cash with a portion held back in an escrow fund to satisfy potential indemnification claims. In addition, Entropic will assume approximately $1 million of liabilities. Entropic may record a one-time charge for purchased in-process research and development expenses. The amount of that charge, if any, has not been determined. Excluding one-time charges, Entropic expects the acquisition will be neutral to earnings in the near term and accretive within two quarters based on expected revenue growth.

First Quarter 2008 Conference Call

Entropic will release its results for the first quarter of 2008 on April 28, 2008. A conference call will be held on the day of the release to review the quarter and provide an outlook for the second quarter of 2008.

About Entropic Communications

Entropic Communications, Inc. is a leading fabless semiconductor company that designs, develops and markets systems solutions to enable connected home entertainment. The company’s technologies significantly change the way high-definition television-quality video and other multimedia content such as movies, music, games and photos are brought into and delivered throughout the home. For more information, please visit www.entropic.com.

About Vativ Technologies

San Diego-based Vativ Technologies, Inc. is a fabless semiconductor company specializing in innovative high-bandwidth, advanced digital signal processing solutions for the digital TV and 10-Gigabit Ethernet LAN markets. Backed by multiple U.S. and international patents, Vativ’s advanced architecture enables higher data rates and lower system costs, while providing greater robustness and the higher-performance margins required for using low-cost media interconnects. For further information, please visit www.vativ.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the anticipated benefits of the Vativ Technologies acquisition, growth of the HDMI market, synergies between Entropic’s and Vativ’s technologies and resources and impact on Entropic’s financial statements and earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the ability to effectively integrate an acquired business and technologies; the effects of competition; Entropic’s dependence on a limited number of customers and ultimately service providers;

Entropic’s ability to introduce new and enhanced products on a timely basis; the risk that the market for high-definition television-quality video and other multimedia content delivery solutions, including HDMI, may not develop as anticipated; the effect of intellectual property rights claims; risks related to Entropic’s international operations; the effect of changes in accounting principles; and other factors discussed in the “Risk Factors” section of Entropic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Entropic Communications® and the stylized Entropic “curve” logo are either trademarks or registered trademarks of Entropic Communications, Inc. in the United States and/or other countries.

Investor Contact:

Debra Hart

Director, Investor Relations

858/768-3852

debra.hart@entropic.com